Exhibit 99.1

Contact: Garth Williams

Vice President and Assistant Treasurer

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION COMPLETES NEW REVOLVING CREDIT FACILITY

Boston, Massachusetts – April 12, 2011 – American Tower Corporation (NYSE: AMT) announced today that it has entered into a new revolving credit facility that allows the Company to borrow $860 million and, subject to receiving additional commitments, up to $1.0 billion.

The new credit facility has a term of five years, maturing on April 8, 2016. The credit facility does not require amortization of payments and may be repaid prior to maturity in whole or in part at the Company’s option without penalty or premium. The new credit facility allows the Company to use borrowings for working capital needs, to finance acquisitions and for other general corporate purposes of the Company and its subsidiaries (including, without limitation, to refinance or repurchase other indebtedness and, provided certain conditions are met, to repurchase the Company’s equity securities, in each case without additional lender approval).

About American Tower

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower currently owns and operates approximately 36,000 communications sites in the United States, Brazil, Chile, Colombia, India, Mexico, Peru and South Africa. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the use of proceeds from the credit facility and the effect of the transactions described herein. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of Form 10-K for the year ended December 31, 2010 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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